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EGLOBE, INC.                                                                                                     NEWS RELEASE




FOR IMMEDIATE RELEASE                                                    TRADING SYMBOL:                                EGLO
DATE:  DECEMBER 17, 1999                                                 STOCK EXCHANGE:                              NASDAQ

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COMPANY CONTACT:                                              AGENCY CONTACTS:
For eGlobe: Allen Mandel                                      John Heilshorn/Kris Otridge
Senior VP Corporate Affairs                                   Lippert/Heilshorn & Associates
(800) 688-0092                                                (212) 838-3777/(415) 433-3777
                                                              john@lhai.com; kris@lhai-sf.com
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       EGLOBE SIGNS DEFINITIVE AGREEMENT WITH TRANS GLOBAL COMMUNICATIONS

                - Merger Creating $140 Million Company on Track -

         WASHINGTON, DC, December 17, 1999, eGlobe, Inc. (NASDAQ: EGLO) (www.eglobe.com) today announced that it signed a definitive agreement to merge with Trans Global Communications, Inc. (www.tgc.net), a leading provider of international voice and data services to carriers in several markets around the world. Trans Global, a private company, anticipates 1999 revenues of more than $100 million. The merger is subject to the approval of shareholders of both companies and other regulatory approvals. The companies expect to hold shareholders' meetings and conclude the merger in the first quarter of 2000.

         The merger is expected to be accounted for as a pooling of interests, with the Trans Global equity valued at approximately $80 million, to be exchanged for eGlobe stock at closing. Further details regarding the transaction will be discussed in eGlobe's proxy material, which will be mailed to shareholders in the next few weeks.

         The merger of eGlobe and Trans Global will position the combined Company as a leading provider of value added telecommunications services, including Voice over IP (VoIP) services, and is expected to be accretive for eGlobe stockholders. The new Company will have one of the most comprehensive VoIP networks available in the Middle East, Asia Pacific and Latin America.

         With the completion of the merger, three Trans Global representatives will join the eGlobe Board of Directors - Arnold Gumowitz, Chairman of Trans Global, Gary Gumowitz, President of Trans Global, and John Hughes, Trans Global General Counsel. All the senior members of the Trans Global management team will occupy senior positions in the combined

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eGlobe, Inc.
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company.  Arnold Gumowitz will become  Co-Chairman of the combined  company with
Christopher Vizas, Chairman and CEO of eGlobe. Mr. Vizas will continue as Chief Executive Officer of the Company.

         Christopher Vizas, Chief Executive Officer of eGlobe, stated, "The completion of this merger is on track and with it we will create a powerful new company. Our goal is to become the leading provider of IP-based enhanced telecommunications services utilizing our own worldwide IP network. The merger with Trans Global allows us to seize the tremendous opportunity in this market. This merger will significantly increase the volume of traffic on our global infrastructure and allow us to expand that infrastructure more cost-effectively."

         Arnold Gumowitz, Trans Global Chairman, commented, "We are extremely excited about this merger as it allows us to meet the growing demands and needs of our customers. To compete in this market, companies must offer new, higher value and enhanced services, such as telephone portal and unified messaging. The merger with eGlobe allows us to do just that in a cost-effective manner."

ABOUT EGLOBE, INC.

         eGlobe is a leading supplier of global telecommunications and information services, including Voice over IP, Telephone Portal and Unified Messaging Services, other international Internet and inter-networking services, and calling card services, along with related validation, billing and payment systems. eGlobe operates in partnership with telephone companies and ISPs around the world. Through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telecommunications companies, to ISPs and Portals, and to financial institutions.

ABOUT TRANS GLOBAL COMMUNICATIONS

         Trans Global Communications, Inc. is a privately held corporation founded in 1995 with its headquarters located in New York City. Currently Trans Global derives its revenue from the resale of international minutes and the sale of services using its own facilities. In the third quarter of 1999 Trans Global has launched calling card products targeted at the international travel and affinity markets. Through a combination of IXC and foreign post, telephone & telegraph (PTT) agreements, Trans Global Communications has established a facilities based

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eGlobe, Inc.
Page 3

network of high quality and reliability. Trans Global's network is accessible via points-of-presence (POP's) in New York, Los Angeles, San Francisco, Miami, London and Cairo. The Company can transport and terminate voice, fax, and data with real-time billing to any country through its main switching centers in New York and London.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate acquisitions and mergers, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

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